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                                  [Translation]

                                Exhibit (a)(1)(E)

                         Form of Letter of Confirmation
                  to Israeli Tax Authorities to be executed by
               current or former residents of the State of Israel


State of Israel / Treasury
Income Tax Commission and Taxation of Real Estate


Date: ________


To: The Income Tax Commission

From: _______  (ID number: ___________ )

Address: ___________________________

                        Re: Tax Arrangement Confirmation

I hereby confirm that I have read the Tax Arrangement that has been received from the Commission (hereinafter "the Arrangement"), I have understood the implications in connection with this Arrangement and I am obligated to pay the tax as stated in the Arrangement.

I hereby declare that I am aware that this Arrangement obligates me to fulfill its requirements to the letter.

In addition, I am obligated to report to an assessment clerk and to pay the tax as required according to terms of the Arrangement, at the time that I exercise the options.

For the removal of doubt, I am obligated not to claim, after having signed this document, that I did not understand the meaning of the Arrangement, and by this signature I am obligated that neither I nor anybody on my behalf will address to the Tax Authority in order to change any condition from the conditions of the Arrangement or to change the Arrangement in its entirety.




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   Signature                                                          Date